Exhibit 3.10

AMERICAN BAR ASSOCIATION MEMBERS/STATE STREET

COLLECTIVE TRUST

FIFTH AMENDED AND RESTATED FUND DECLARATION

BOND CORE PLUS FUND

(FORMERLY INTERMEDIATE BOND FUND)

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995, and as further amended as of July 15, 2002 and December 1, 2004, and as amended and restated effective May 1, 2009 (the “Declaration of Trust”), which authorizes State Street Bank and Trust Company of New Hampshire, as trustee (“State Street” or the “Trustee”) of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”), to establish investment funds under the Collective Trust, effective as of July 6, 2009 State Street hereby amends and restates the Fund Declaration dated April 15, 2002 of the Bond Core Plus Fund (formerly the Intermediate Bond Fund), an investment fund established under the Collective Trust (the “Fund”). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the Fund subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined shall have the meanings set forth in the Declaration of Trust.

1. Investment Objective. The primary investment objective of the Fund is to achieve a total return from current income and capital appreciation by investing in a diversified portfolio of fixed-income securities with a portfolio duration generally from three and six years. The Fund will seek to achieve, over an extended period of time, total returns comparable or superior to broad measures of the domestic bond market.

2. Investment Guidelines and Restrictions. The Fund will be invested and reinvested primarily in obligations of the U.S. government and the agencies and instrumentalities thereof (“U.S. Government Obligations”); corporate debt securities; corporate commercial paper; mortgage and other asset-backed securities; variable and floating rate debt securities; bank certificates of deposit, fixed time deposits and bankers’ acceptances; repurchase agreements; obligations of foreign governments or their subdivisions, agencies and instrumentalities and international agencies or supranational entities; and foreign currency denominated securities (subject to a 20% limitation on securities issued by non-U.S. issuers). The securities of foreign issuers may be held by the Fund directly or indirectly through American Depositary Receipts or European Depositary Receipts.

The Fund will seek to maintain a minimum average credit quality rating of “AA.” At least 90% of the Funds total fixed income portfolio will consist of bonds rated investment grade by a nationally recognized rating agency. No more than 1% of the fixed income portfolio’s non-investment grade investments will be securities of a single issuer.

It is the intention of the Trustee not to cause the Fund to invest in derivative instruments, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Funds may be issued (the “Prospectus”). The Trustee, subject to consultation with ABA Retirement Funds, or an investment fiduciary designated by it, may in the future review such investment policy.

The Fund will not, except as otherwise permitted in the Prospectus:

(a) trade in foreign currency, except for transactions incidental to the settlement of purchases or sales of securities for the Fund and derivatives transactions in foreign currency to the extent permitted in the Prospectus;

(b) make an investment in order to exercise control or management over a company;

(c) make short sales, unless the Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Fund is in a short position;

(d) issue senior securities or trade in commodities or commodity contracts, other than options or futures contracts (including options on futures contracts) with respect to securities or securities indices, and except as described in the Prospectus;

(e) write uncovered options;

(f) purchase real estate or mortgages, provided that the Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges if such purchases are consistent with the investment objective and restrictions set forth in this Fund Declaration;

(g) invest in securities of registered investment companies;

(h) invest in oil, gas or mineral leases;

(i) purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions;

(j) make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) making loans of portfolio securities; or

(k) underwrite the securities of any issuer.

The Trustee intends to operate the Fund as a “qualifying entity” pursuant to Regulation 4.5 of the Commodity Exchange Act.

3. Initial Value of Units of the Fund. The initial value of Units of the Fund was $10.00 on September 5, 1995.

4. Restrictions on Withdrawals and Transfers. Subject to the Declaration of Trust or as otherwise disclosed in the Prospectus or any supplement thereto, there are no restrictions on withdrawal and transfer. A Participating Trust may request withdrawal of any number of Units of the Fund on any Business Day.

5. Fees. For services rendered as trustee of the Fund, the Trustee will be entitled to receive compensation in the amount and at the times set forth in Schedule A attached hereto.

6. Investment Advisors. The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing the assets of the Fund. Any such Investment Advisors shall be designated from time to time in Schedule B attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisors will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisors.

7. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE has caused its name to be signed to this Amended and Restated Fund Declaration for the Bond Core Plus Fund by its proper officer as of June 29, 2009.

ATTEST:		STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE

By:	/s/ Lynda L. Hampton	By:	/s/ Monet T. Ewing
Name:	Lynda L. Hampton	Name:	Monet T. Ewing
Title:	Associate	Title:	Vice President

BOND CORE PLUS FUND

FIFTH AMENDED AND RESTATED FUND DECLARATION

SCHEDULE A

Effective as of July 6, 2009, for services rendered to or on behalf of the Bond Core Plus Fund and the other Funds listed below and the Balanced Fund, State Street Bank and Trust Company (“State Street Bank”) shall be entitled to receive with respect to the assets of the Bond Core Plus Fund, such other Funds and the Balanced Fund a Trust, Management and Administration fee, charged at the following annual rates as set forth below, which will accrue on a daily basis and will be paid monthly from the respective assets of the Bond Core Plus Fund, the other Funds and the Balanced Fund, provided that such fee shall be reduced for any Fund or the Balanced Fund by the amount of any fee1 received by State Street Bank (which for these purposes shall not exceed the amount set forth below), other than the fees expressly provided for in the Fund Declaration of such Fund or the Balanced Fund, as the case may be, on account of the investment of any assets of such Fund or the Balanced Fund in any other collective investment fund maintained by State Street Bank:

Aggregate Value of Assets (excluding for this purpose assets of a Fund consisting of direct holdings of Units in another Fund) in the Stable Asset
Return Fund, the Bond Core Plus Fund, the Balanced Fund, the Large Cap Equity Fund, the Small-Mid Cap Equity Fund, the International All Cap
Equity Fund, the Bond Index Fund, the Large Cap Index Equity Fund, All Cap Index Equity Fund, Mid Cap Index Equity Fund, Small Cap Index
Equity Fund, International Index Equity Fund, Real Asset Return Fund, the Retirement Date Funds and the Target Risk Funds

Rate
First $1.0 billion	.202%
Next $1.8 billion	.067%
Over $2.8 billion	.029%

[1]

For the avoidance of doubt, a fee for this purpose does not include any fee that is described in the Prospectus and that is received by State Street Bank from any underlying collective investment fund in which such Fund or Balanced Fund invests.

SCHEDULE B

BOND CORE PLUS FUND

FIFTH AMENDED AND RESTATED FUND DECLARATION

The Trustee has entered into an Investment Advisor Agreement for the assets of the Fund with the Investment Advisor listed below, and this Investment Advisor will be entitled to payment of compensation as specified therein.

Investment Advisor:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

6